                       PFF BANCORP, INC. AND SUBSIDIARY


          EXHIBIT 11. STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                    Primary                  Fully Diluted
                                              Three Months Ended           Three Months Ended
                                          June 30, 1997  June 30, 1996  June 30, 1997  June 30, 1996
                                          -------------  -------------  -------------  -------------
                                                    (Dollars in thousands except share data)
Net Earnings.............................  $     3,683    $     2,425    $     3,683    $     2,425
                                           ===========    ===========    ===========    ===========

Weighted average number of common shares and equivalents outstanding:

Issued and outstanding...................   19,837,500     19,837,500     19,837,500     19,837,500

Less:
Unearned ESOP shares and shares held
  by benefit plans.......................   (2,705,059)    (1,550,631)    (2,705,059)    (1,550,631)

Add:
Common stock equivalents due to dilutive
   effect of stock options(1)............      287,699              -        598,355              -
                                           -----------    -----------    -----------    -----------

Weighted average number of common shares
   and equivalents outstanding...........   17,420,141     18,286,869     17,730,796     18,286,869
                                           ===========    ===========    ===========    ===========

Earnings per share.......................  $      0.21    $      0.13    $      0.21    $      0.13
                                           ===========    ===========    ===========    ===========

(1) The PFF Bancorp, Inc. 1996 Incentive Plan was adopted and approved by the stockholders on October 23, 1996.

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